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Exhibit 99.1

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 2, Suite 700	Contact:	Frank Semple, Chairman, President & CEO Nancy Buese, Senior VP and CFO Andy Schroeder, VP of Finance/Treasurer
Denver, CO 80202	Phone:	(866) 858-0482 Fax: (303) 925-9308
	E-mail:	investorrelations@markwest.com
	Website:	www.markwest.com

MarkWest Energy Partners Reports Third Quarter 2008 Financial Results

        DENVER—November 10, 2008—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported cash available for distribution to common unitholders, or distributable cash flow (DCF), of $45.4 million for the three months ended September 30, 2008, and $156.7 million for the nine months ended September 30, 2008. As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF. A reconciliation of DCF to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

        The Partnership reported Adjusted EBITDA of $82.0 million for the three months ended September 30, 2008, and $230.3 million for the nine months ended September 30, 2008. MarkWest believes the presentation of Adjusted EBITDA is useful to investors because it is commonly used by master limited partnerships in the midstream natural gas industry as an indicator of the strength and performance of ongoing business operations. A reconciliation of Adjusted EBITDA to income before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

        The Partnership reported income (loss) before provision for income tax for the three months ended September 30, 2008 and 2007, of $234.7 million and $(15.3) million, respectively. The income (loss) before provision for income tax for the three months ended September 30, 2008 and 2007, includes $205.4 million and $(30.9) million, respectively, of non-cash gains (costs) associated with the mark-to-market of derivative instruments and compensation expense. Excluding these non-cash items, income before provision for income tax for the three months ended September 30, 2008 and 2007, would have been $29.3 million and $15.6 million, respectively.

        For the nine months ended September 30, 2008 and 2007, the Partnership reported income (loss) before provision for income tax of $44.4 million and $(24.0) million, respectively. The income (loss) before provision for income tax for the nine months ended September 30, 2008 and 2007, includes $48.2 million and $82.8 million, respectively, of non-cash costs associated with the mark-to-market of derivative instruments and compensation expense. Excluding these non-cash items, income before provision for income tax for the nine months ended September 30, 2008 and 2007, would have been $92.6 million and $58.8 million, respectively.

        The Partnership actively manages the commodity price risks associated with its physical positions in an effort to reduce downside volatility and to protect cash flows. The Partnership does not designate its derivative instruments as cash flow or fair value hedges, and therefore derivative instruments are marked-to-market in the current period, which can result in large, non-cash fluctuations to the income statement. The mark-to-market of derivative instruments is a direct result of forecasted changes in the price of crude oil, natural gas liquids (NGLs), and natural gas. In addition, future cash flows or net income may be affected by changes in the correlations between crude oil and NGLs.

        On October 22, 2008, the Board of Directors of the General Partner of MarkWest Energy Partners increased the Partnership's quarterly cash distribution to $0.64 per common unit for the third quarter of 2008, an increase of $0.09 per common unit compared to the distribution in the third quarter of 2007, and an increase of $0.01 per common unit compared to the distribution in the second quarter of 2008. The third quarter 2008 distribution will be paid on November 14, 2008, to unitholders of record on November 4, 2008.

        "Our diverse set of assets continues to deliver solid financial performance and provide growth opportunities," said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest. "The third quarter DCF of $45 million allowed us to increase our third quarter distribution to $0.64 per common unit, which represents a 16 percent year-over-year increase for our unitholders with a coverage ratio of 1.25 for the quarter and a year-to-date coverage ratio of 1.48. Overall it was a good quarter particularly considering the significant decline in commodity prices during the quarter and the negative $3 million cash flow impact caused by the hurricanes."

        "Looking forward, the global financial crisis demands aggressive actions designed to preserve capital and maximize liquidity. Our ongoing policy of maintaining a conservative balance sheet and distribution coverage ratio puts us in a good position to weather this storm. We raised $660 million of capital during the second quarter of 2008 that pre-funded the majority of our 2008 and 2009 capital program. We are in the process of eliminating all discretionary capital projects and prioritizing our available capital based on strategic objectives and critical customer requirements. We will spend approximately $565 million in 2008 to complete previously announced projects that generate high-quality, largely fee-based revenue in 2009 and beyond. Our forecast for 2009 capital expenditures has been reduced to $300 million and we will continue to right size our capital to support our producer customers' drilling programs."

        "Our full year DCF forecast has been revised to a range of $185 million to $195 million from our second quarter guidance of $220 million to $240 million based on several recent developments. The significant decrease in commodity prices since August accounts for approximately $25 million of the variance and the downstream curtailments and damage to our Starfish joint venture caused by Hurricane Ike accounts for approximately $10 million of the variance. Our 2009 DCF forecast of $180 million to $220 million is based on the current forward price curves for crude oil and natural gas and a return to the historical correlations between crude oil and NGLs by mid 2009. We included in this press release an enhanced sensitivity analysis for our 2009 DCF forecast that demonstrates the effect of hypothetical changes in commodity prices and NGL correlations. The table indicates that even with conservative assumptions for commodity prices and NGL correlations, we can still support modest distribution growth in 2009 and maintain a distribution coverage ratio in excess of 1.0."

        "We have a great team and an outstanding set of assets and we recognize that our future success depends on our ability to effectively adjust and adapt to the current market conditions. We also remain optimistic about the long-term demand for natural gas and our quality midstream services. We will continue to focus on the critical priorities of customer service, financial strength, and sustainable distribution growth for our unitholders."

THIRD QUARTER 2008 HIGHLIGHTS

Business Development

  •
  Southeast Oklahoma—On July 31, 2008, MarkWest completed the acquisition of PQ Gathering Assets, LLC, which owns gathering systems primarily located in Pittsburg County, Oklahoma, from PetroQuest Energy, LLC for approximately $40 million. MarkWest will invest additional capital over the next two years to support the development of PetroQuest's Woodford Shale and coal bed methane initiatives in southeast Oklahoma.

  •
  Western Oklahoma—On August 5, 2008, MarkWest signed a long-term agreement with Newfield Exploration to construct a 60-mile pipeline to gather and process Newfield's gas from the

    Granite Wash formation in the Texas panhandle. Under this agreement, MarkWest acquired Newfield's existing gathering system and will construct significant additional gathering infrastructure. Gas gathered under this agreement will be processed at the Arapaho II processing plant. MarkWest will also increase the number of interstate pipeline connections from two to four.

  •
  Northeast—On October 20, 2008, MarkWest announced the commencement of the initial phase of Pennsylvania's first large-scale gas processing infrastructure with the successful launch of a 30 million cubic feet per day (MMcf/d) mechanical refrigeration processing plant in Washington County. In addition, MarkWest is constructing a 30 MMcf/d cryogenic processing plant, which includes a depropanizer to extract propane from the gas stream, which is expected to commence operations in the first quarter of 2009. MarkWest will also construct a 120 MMcf/d cryogenic plant with a depropanizer that is expected to be completed in late 2009 or early 2010.

Financial Results

        Balance Sheet

  •
  As of September 30, 2008, the Partnership had $104.9 million of cash and cash equivalents and total assets of $2.6 billion. Total debt at September 30, 2008, was $987.8 million comprised of senior notes bearing interest at a weighted-average rate of 8.3% and maturing between 2014 and 2018.

  •
  The Partnership has a $350 million revolving credit facility with a 5-year term that matures in 2013. As of September 30, 2008, $270.4 million was available for borrowing under the revolving credit facility after consideration of $79.6 million of outstanding letters of credit.

        Income Statement

  •
  Segment operating income for the third quarter of 2008 increased by $30.6 million compared to the same period in 2007. The increase was primarily attributable to:

  •
  An increase of $16.0 million in segment operating income for the Southwest segment. The increase was due to higher prices as well as increased volumes in our East Texas, southeast Oklahoma, and Other Southwest operating areas. The increases were partially offset by a short-term impact to operations related to Hurricane Ike and a decrease in gathering volumes in our Foss Lake system.

  •
  An increase of $13.3 million in segment operating income for the Northeast segment. This segment includes the results from MarkWest Hydrocarbon, and was benefited by higher NGL prices and sales volumes. The increase in volumes resulted from upgrades to our processing facilities and the expansion of an agreement with a large producer customer.

  •
  An increase of $1.4 million in segment operating income for the Gulf Coast segment. The increase was primarily due to higher NGL prices and an increase in the sale of pentanes due to the installation of a new pentane hydrotreater. The increases were partially offset by lower volumes related to temporary curtailments at the producers' refineries caused by Hurricane Ike.

  •
  Realized losses on derivative instruments, which are not included in segment operating income, were $14.8 million in the third quarter of 2008, compared to a realized loss of $7.5 million in the third quarter of 2007. The change of $7.3 million is primarily a result of higher relative crude oil prices in 2008 compared to 2007.

  •
  Selling, general and administrative expenses in the third quarter of 2008 were $15.3 million, including $12.7 million of cash-related SG&A. This was an increase of $1.8 million of cash

    SG&A compared to the third quarter of 2007. The increase primarily resulted from costs to support the growth of the Partnership.

        Growth Capital Expenditures

  •
  For the three months and nine months ended September 30, 2008, expenditures for growth capital projects, including acquisitions and equity investments, totaled approximately $187.2 million and $380.6 million, respectively. This represents an increase of $100.2 million and $154.8 million, respectively, compared to the corresponding periods in 2007. The increase was attributable to a broad range of diverse growth capital projects in our core operating areas, including the expansion of the Partnership's gas gathering and processing capacity in western Oklahoma, southeast Oklahoma, and East Texas; the expansion of the gas processing and fractionation capacity of our legacy assets in the Appalachian region; the development of the gathering and processing infrastructure in the Marcellus Shale region; and the construction of the steam methane reformer at the Partnership's Javelina facility.

2008 DCF AND GROWTH CAPITAL FORECAST

        For 2008, the Partnership adjusted its DCF forecast from a range of $220 million to $240 million to a range of $185 million to $195 million. The decrease is consistent with the sensitivity analysis reported in prior quarterly filings and is attributable to recent declines in commodity prices and processing margins, which accounts for approximately $25 million of the decrease, and downstream curtailments and damage to certain facilities of the Partnership's Starfish joint venture due to Hurricane Ike, which accounts for approximately $10 million of the decrease.

        The Partnership's 2008 capital expenditure is forecasted at approximately $565 million. Maintenance capital for 2008 is forecasted in a range of $6 million to $8 million.

2009 PRELIMINARY FORECAST

        For 2009, the Partnership is forecasting DCF in a range of $180 million to $220 million based on current forward price estimates for crude oil and natural gas and a return to historical price relationships between crude oil and NGLs by mid 2009. A sensitivity analysis for forecasted 2009 DCF is provided within the tables of this press release. Growth capital expenditures for 2009 are currently estimated at $300 million. Maintenance capital for 2009 is currently forecasted in a range of $5 million to $10 million.

CONFERENCE CALL

        The Partnership will host a conference call and webcast on Tuesday, November 11, 2008, at 4:00 p.m. Eastern Time to review its third quarter 2008 financial results. Interested parties can participate in the call by dialing (888) 469-1569, passcode "MarkWest", approximately ten minutes prior to the scheduled start time. To access the webcast, please visit the Investor Relations section of the Partnership's website at www.markwest.com. A replay of the conference call will be available on the MarkWest website or by dialing (800) 879-3992 (no passcode required).

###

        MarkWest Energy Partners, L.P. is a growth-oriented master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwestern and Gulf Coast regions of the United States and is the largest natural gas processor in the Appalachian region. The primary business strategy of MarkWest is to provide outstanding customer service at competitive rates and to expand its assets and cash flow available for distribution through a balanced combination of organic growth projects and selective acquisitions.

        This press release includes "forward-looking statements." All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance, and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in the periodic reports we file with the SEC, including our Annual Report on Form 10-K, as amended, for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2008, as filed with the SEC. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading "Risk Factors." We do not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.
Financial Statistics
(Unaudited, in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Statement of Operations Data
Revenue:
Revenue	$303,560	$199,934	$866,760	$590,342
Derivative gain (loss)	262,811	(24,386)	(96,030)	(52,208)

Total revenue	566,371	175,548	770,730	538,134

Operating expenses:
Purchased product costs	171,539	107,609	479,747	354,733
Derivative loss (gain) related to purchased product costs	67,574	14,450	(11,520)	19,158
Facility expenses	28,213	18,869	75,641	48,750
Derivative loss (gain) related to facility expenses	1,748	(245)	1,395	351
Selling, general and administrative expenses	15,331	11,164	54,406	50,545
Depreciation	17,510	11,133	48,533	28,632
Amortization of intangible assets	10,732	4,168	28,050	12,504
Loss on disposal of property, plant, and equipment	6	229	9	383
Accretion of asset retirement obligations	32	30	97	85
Impairment of long-lived assets	—	356	5,009	356

Total operating expenses	312,685	167,763	681,367	515,497

Income from operations	253,686	7,785	89,363	22,637
Other income (expense):
(Loss) earnings from unconsolidated affiliates	(196)	1,264	1,932	4,687
Interest income	1,421	403	3,597	3,923
Interest expense	(18,928)	(10,202)	(47,527)	(28,670)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,080)	(771)	(7,287)	(2,222)
Miscellaneous (expense) income	(99)	1,319	1,043	252

Income (loss) before non-controlling interest in net income of consolidated subsidiaries and provision for income tax	234,804	(202)	41,121	607
Non-controlling interest in net (income) loss of consolidated subsidiaries	(122)	(15,131)	3,271	(24,653)

Income (loss) before provision for income tax	234,682	(15,333)	44,392	(24,046)
Provision for income tax (expense) benefit:
Current	(7,544)	(12,254)	(22,876)	(22,903)
Deferred	(40,592)	20,133	6,414	33,180

Total provision for income tax	(48,136)	7,879	(16,462)	10,277

Net income (loss)	$186,546	$(7,454)	$27,930	$(13,769)

Net income (loss) per common unit (1):
Basic	$3.29	$(0.33)	$0.57	$(0.60)

Diluted	$3.26	$(0.33)	$0.56	$(0.60)

Weighted average number of outstanding units (1):
Basic	56,635	22,863	49,123	22,852

Diluted	57,224	22,863	49,602	22,852

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$52,174	$64,171	$216,132	$96,535
Investing activities	(189,341)	(87,172)	(648,794)	(227,899)
Financing activities	(36,233)	39,526	499,880	138,954
Other Financial Data
Distributable cash flow	$45,353		$156,737

	September 30, 2008	December 31, 2007
Balance Sheet Data
Working capital	$(42,863)	$21,932
Total assets	2,591,166	1,524,695
Total debt	987,791	552,695
Total capital	1,057,761	39,391

(1)
All unit and per unit data where applicable has been adjusted to reflect the 1.9051 exchange ratio to give effect to the redemption and merger between MarkWest Hydrocarbon, Inc. and MarkWest Energy Partners, L.P. on February 21, 2008.

MarkWest Energy Partners, L.P.
Operating Statistics

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Southwest
East Texas
Gathering systems throughput (Mcf/d)	441,800	421,000	431,700	410,000
NGL product sales (gallons)	49,422,700	46,262,000	140,777,800	132,536,000
Oklahoma
Foss Lake gathering system throughput (Mcf/d)	94,200	108,000	97,800	102,000
Grimes gathering system throughput (Mcf/d)	13,400	11,000	13,400	12,000
Arapaho NGL product sales (gallons)	20,327,200	22,409,000	62,487,300	65,166,000
Woodford gathering system throughput (Mcf/d)	282,500	130,000	247,000	95,000
Other Southwest
Appleby gathering system throughput (Mcf/d)	58,200	58,000	60,700	55,000
Other gathering systems throughput (Mcf/d)	12,000	6,900	11,100	9,200
Northeast
Appalachia(1)
Keep-whole sales (gallons)	27,482,700	20,620,000	96,335,000	89,301,000
Percent-of-proceeds sales (gallons)	13,772,300	11,172,000	35,142,100	33,219,000

Total NGL product sales (gallons)(2)	41,255,000	31,792,000	131,477,100	122,520,000
Michigan
Natural gas processed for a fee (Mcf/d)	3,900	4,900	3,100	5,700
NGL product sales (gallons)	504,800	963,000	1,728,800	3,153,000
Crude oil transported for a fee (Bbl/d)	13,000	13,800	13,500	14,100
Gulf Coast
Javelina
Refinery off-gas processed (Mcf/d)	120,100	124,500	123,400	119,000
Liquids fractionated (Bbl/d)	24,200	30,700	24,700	26,600

(1)
Includes throughput from Kenova, Cobb, and Boldman processing plants.

(2)
Represents sales at the Siloam fractionator.

MarkWest Energy Partners, L.P.
Segment Operating Income and Reconciliation to GAAP Financial Measure
(Unaudited, in thousands)

Three months ended September 30, 2008:	Southwest	Northeast	Gulf Coast	Total
Revenue	$192,675	$82,418	$28,467	$303,560
Operating expenses:
Purchased product costs	120,208	51,331	—	171,539
Facility expenses	16,670	6,172	5,085	27,927

Operating income before items not allocated to segments	$55,797	$24,915	$23,382	$104,094

Three months ended September 30, 2007:	Southwest	Northeast	Gulf Coast	Total
Revenue	$125,242	$49,413	$25,279	$199,934
Operating expenses:
Purchased product costs	74,674	32,935	—	107,609
Facility expenses	10,797	4,818	3,254	18,869

Operating income before items not allocated to segments	$39,771	$11,660	$22,025	$73,456

	Three months ended September 30,
	2008	2007
Operating income before items not allocated to segments	$104,094	$73,456
Derivative gain (loss) not allocated to segments	193,489	(38,591)
Compensation expense included in facility expenses not allocated to segments	(286)	—
Selling, general and administrative expenses	(15,331)	(11,164)
Depreciation	(17,510)	(11,133)
Amortization of intangible assets	(10,732)	(4,168)
Loss on disposal of property, plant, and equipment	(6)	(229)
Accretion of asset retirement obligations	(32)	(30)
Impairment of long-lived assets	—	(356)

Income from operations	253,686	7,785
Other income (expense):
(Loss) earnings from unconsolidated affiliates	(196)	1,264
Interest income	1,421	403
Interest expense	(18,928)	(10,202)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,080)	(771)
Miscellaneous (expense) income	(99)	1,319

Income (loss) before non-controlling interest in net income of consolidated subsidiaries and provision for income tax	$234,804	$(202)

MarkWest Energy Partners, L.P.
Segment Operating Income and Reconciliation to GAAP Financial Measure
(Unaudited, in thousands)

Nine months ended September 30, 2008:	Southwest	Northeast	Gulf Coast	Total
Revenue	$536,563	$251,115	$79,082	$866,760
Operating expenses:
Purchased product costs	322,370	157,377	—	479,747
Facility expenses	45,189	16,161	13,341	74,691

Operating income before items not allocated to segments	$169,004	$77,577	$65,741	$312,322

Nine months ended September 30, 2007:	Southwest	Northeast	Gulf Coast	Total
Revenue	$351,599	$181,117	$57,626	$590,342
Operating expenses:
Purchased product costs	225,136	129,597	—	354,733
Facility expenses	31,287	12,127	5,336	48,750

Operating income before items not allocated to segments	$95,176	$39,393	$52,290	$186,859

	Nine months ended September 30,
	2008	2007
Operating income before items not allocated to segments	$312,322	$186,859
Derivative loss not allocated to segments	(85,905)	(71,717)
Compensation expense included in facility expenses not allocated to segments	(950)	—
Selling, general and administrative expenses	(54,406)	(50,545)
Depreciation	(48,533)	(28,632)
Amortization of intangible assets	(28,050)	(12,504)
Loss on disposal of property, plant, and equipment	(9)	(383)
Accretion of asset retirement obligations	(97)	(85)
Impairment of long-lived assets	(5,009)	(356)

Income from operations	89,363	22,637
Other income (expense):
Earnings from unconsolidated affiliates	1,932	4,687
Interest income	3,597	3,923
Interest expense	(47,527)	(28,670)
Amortization of deferred financing costs and discount (a component of interest expense)	(7,287)	(2,222)
Miscellaneous income	1,043	252

Income before non-controlling interest in net income of consolidated subsidiaries and provision for income tax	$41,121	$607

MarkWest Energy Partners, L.P.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow (DCF)
(Unaudited, in thousands)

	Three months ended September 30,	Nine months ended September 30,
	2008	2008
Income before provision for income tax	$234,682	$44,392
Depreciation, amortization, accretion, loss on disposal of PP&E, and impairments	28,361	81,932
Amortization of deferred financing costs	1,080	7,287
Non-cash loss (earnings) from unconsolidated affiliates	196	(1,932)
Distributions from unconsolidated affiliates	1,875	5,445
Non-cash compensation expense	2,869	11,430
Non-cash derivative activity	(208,267)	36,802
Provision for income tax—current	(7,544)	(22,876)
Other	(5,736)	(1,149)
Maintenance capital expenditures	(2,163)	(4,594)

Distributable cash flow allocable to common units	$45,353	$156,737

Maintenance capital expenditures	$2,163	$4,594
Growth capital expenditures	187,248	380,625

Total capital expenditures	$189,411	$385,219

Distributable cash flow allocable to common units	$45,353	$156,737
Maintenance capital expenditures	2,163	4,594
Changes in receivables	2,324	(18,316)
Changes in inventories	(23,094)	(30,487)
Changes in other assets	15,425	37,480
Changes in accounts payable, accrued liabilities and other long-term liabilities	18,366	78,971
Derivative instrument premium payments, net of amortization	(14,399)	(14,399)
Other	6,036	1,552

Net cash provided by operating activities	$52,174	$216,132

MarkWest Energy Partners, L.P.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited, in thousands)

	Three months ended September 30,	Nine months ended September 30,
	2008	2008
Income before provision for income tax	$234,682	$44,392
Non-cash compensation expense	2,869	11,430
Non-cash derivative activity	(208,267)	36,802
Interest expense	20,008	54,814
Depreciation, amortization, accretion, loss on disposal of PP&E, and impairments	28,361	81,932
Adjustment for cash flow from non-consolidated investments	4,314	4,314
Merger-related minority interest adjustment	—	(3,393)

Adjusted EBITDA	$81,967	$230,291

MarkWest Energy Partners, L.P.
Distributable Cash Flow Sensitivity Analysis
(unaudited, in millions)

        MarkWest periodically estimates the effect on Distributable Cash Flow (DCF) resulting from its hedge program, changes in crude oil and natural gas prices, and the correlation of NGL prices to crude oil. The table below reflects MarkWest's estimate of the range of DCF for 2009 at the noted crude oil prices. The analysis assumes various combinations of crude oil prices and the ratio of crude oil to gas based on three natural gas liquids (NGL) correlation scenarios, including:

  a.
  The historical average NGL correlation to crude over the past three years.

  b.
  One standard deviation above the historical average NGL correlation to crude over the past three years.

  c.
  One standard deviation below the historical average NGL correlation to crude over the past three years.

        The analysis further assumes derivative instruments outstanding as of November 1, 2008, and production volumes estimated through December 31, 2009.

        The range of stated hypothetical changes in commodity prices considers current and historic market performance. Over the past 10 years, the crude oil to gas ratio has ranged from 3.3:1 to 14.1:1 and averaged 8.3:1. The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions MarkWest management may take to mitigate exposure to changes. Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.

Estimated Range of 2009 DCF in millions:

		Crude Oil to Gas Ratio
Crude Oil Price	NGL Correlation	10:1	9:1	8:1	7:1	6:1
	One standard deviation above historical average	$268	$264	$255	$244	$231
$90	Historical average	$235	$231	$222	$212	$205
	One standard deviation below historical average	$202	$197	$190	$186	$180
	One standard deviation above historical average	$257	$253	$246	$236	$222
$80	Historical average	$224	$220	$213	$203	$196
	One standard deviation below historical average	$190	$187	$180	$176	$171
	One standard deviation above historical average	$253	$250	$244	$235	$223
$70	Historical average	$220	$217	$211	$202	$194
	One standard deviation below historical average	$186	$184	$177	$173	$168
	One standard deviation above historical average	$244	$242	$237	$230	$219
$60	Historical average	$211	$209	$204	$196	$187
	One standard deviation below historical average	$177	$175	$170	$165	$161
	One standard deviation above historical average	$241	$240	$236	$230	$221
$50	Historical average	$207	$206	$202	$196	$187
	One standard deviation below historical average	$173	$172	$168	$162	$159

        Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved. Actual changes in market prices, and the correlation between crude oil and NGL prices, may differ from the assumptions utilized in the analysis. Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis. All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis. Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest's periodic reports filed with the SEC, specifically those under the heading "Risk Factors."

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MarkWest Energy Partners Reports Third Quarter 2008 Financial Results